UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

April 14, 2003

DEAR SHAREHOLDERS:

We invite you to attend the 2003 annual meeting of shareholders on Wednesday, May 14, 2003, at 10:00 a.m. (EDT) at the Carter Presidential Center, 453 Freedom Parkway, Atlanta, Georgia.

Attached are the notice of the meeting and the proxy statement. Please read these materials so that you will know what we plan to do at the meeting. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and provides personal information about our directors and nominees for director. At this meeting, you will hear a current report on the activities of the Company, and you will also have the opportunity to meet our directors and executives.

Please review the accompanying proxy card and provide us with your proxy instructions as soon as possible. This way, your shares will be voted as you direct even if you cannot attend the meeting.

On behalf of the officers and directors, I thank you for your interest in Equifax and your confidence in our future.

Very truly yours,

THOMAS F. CHAPMAN

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

April 14, 2003

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Equifax Inc. will hold its annual meeting of shareholders at the Carter Presidential Center, 453 Freedom Parkway, Atlanta, Georgia, on Wednesday, May 14, 2003, at 10:00 a.m. (EDT). The purpose of the meeting is to consider and vote on the following items:

1.	The election of three directors;

2.	Approval of the Equifax Director and Executive Stock Deferral Plan;

3.	The shareholder proposal described in Item 3 of the Proxy Statement, if properly presented at the meeting; and

4.	Any other matters that may properly come before the meeting.

The record date for the annual meeting is March 5, 2003. Only shareholders of record at the close of business on March 5, 2003, can vote at the meeting.

Kent E. Mast

Secretary

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

WHY AM I RECEIVING THIS PROXY STATEMENT?

The Board of Directors of Equifax Inc. is soliciting your proxy for the 2003 Annual Meeting of Shareholders and any adjournments thereof. The meeting will be held at 10:00 a.m., Eastern Daylight Time (EDT), on May 14, 2003, at the Carter Presidential Center, 453 Freedom Parkway, Atlanta, Georgia. This proxy statement contains information regarding items to be voted on at the meeting and other information regarding the Company. This proxy statement and proxy form are initially being provided to shareholders on or about April 14, 2003.

WHAT IS BEING VOTED UPON AT THE MEETING?

There are three items to be voted on at the meeting.

(1)	The election of three directors

(2)	Approval of a stock deferral plan for directors and executives

(3)	A shareholder proposal relating to how the Company accounts for stock options

We are not aware of any other matters to be presented to the meeting; however, the holders of the proxies will vote in their discretion on any other matters properly presented.

WHO CAN VOTE?

Persons who were shareholders of Equifax, as recorded in our stock register on March 5, 2003, may vote at the meeting. On that date, there were 144,852,287 shares of common stock outstanding and entitled to vote. Each shareholder has one vote for each share of common stock.

WHAT IS A PROXY?

Giving Equifax representatives your proxy means that you authorize them to vote your shares at the meeting and any adjournments thereof in the manner you direct. You may receive more than one proxy card depending on how you hold your shares. You will receive one proxy card representing shares registered in your name and shares held in your Investor’s Service Plan (dividend reinvestment) account. Equifax employees receive a separate card for any shares they hold in their 401(k) Retirement and Savings Plan. Also, if you hold shares through someone else, such as your stockbroker, you may get material from them asking how you want to vote.

HOW DO I GIVE VOTING INSTRUCTIONS?

You may give instructions via the Internet, by telephone, or by mail. Instructions are on the proxy card. You may also attend the meeting and give instructions in person. The proxy committee, named on the enclosed proxy card, will vote all properly executed proxies that are delivered pursuant to this solicitation and not subsequently revoked in accordance with the instructions given by you. Instead of voting by proxy, you may also choose to vote in person at the meeting. However, we recommend that you vote by proxy even if you plan to attend the meeting.

CAN I CHANGE MY VOTE?

You can revoke your proxy at any time before it is voted through one of the following four ways:

(1)	By sending a written statement of revocation to the Secretary of Equifax;

(2)	By voting again by telephone or Internet;

(3)	By submitting another proxy card that is properly signed with a later date; or

(4)	By voting in person at the meeting.

WHAT QUORUM IS REQUIRED?

For an item to be considered at the annual meeting, a quorum, which is a majority of the shares entitled to be voted, must be present in person or represented by proxy. Abstentions, votes withheld and “broker nonvotes” are counted as shares present for purposes of determining whether or not a quorum is present. A broker nonvote is where the shares held in brokerage accounts are not voted because a broker has not received voting instructions from the beneficial owner of the shares and does not have the discretionary authority to vote the shares.

HOW ARE THE VOTES COUNTED?

If a quorum is present, directors will be elected (Item 1—Election of Directors for terms ending in 2006) by a plurality of the votes cast. The directors receiving the most votes will be elected to fill the available vacancies, even if no one director receives a majority of votes cast. Abstentions and broker nonvotes will not be counted as votes cast, will not be included in vote totals, and will not affect the outcome of the vote.

Information regarding the Board and the three nominees for director begins on page 4 of this proxy statement. In voting for directors, you can specify whether your shares should be voted for all, some, or none of the nominees for director. If a director nominee for whom you authorize us to vote your proxy becomes unavailable before the election, your proxy authorizes us to vote for a replacement nominee if the Board names one. If you sign and return the proxy card, but do not specify how you want to vote your shares, we will vote them “For” the election of all nominees for director.

For all other matters, a majority of the votes cast is needed for the resolution to pass. Abstentions and broker nonvotes will not be counted as votes cast, will not be included in vote totals, and will not affect the outcome of the vote. If you sign and return the proxy card, but do not specify how you want to vote your shares, we will vote them “For” Item 2 and “Against” Item 3.

We do not expect any additional business to be presented to shareholders for a vote at the meeting. However, if at the meeting other business is properly raised on which a vote may properly be taken, your proxy card authorizes the people named as proxies to vote in accordance with their judgment.

WHO PAYS THE COST OF SOLICITING PROXIES?

Equifax pays the cost of soliciting proxies. We are paying Morrow & Co., Inc. a fee of $6,000, plus expenses, to help with the solicitation. We will also reimburse brokers, nominees, fiduciaries and other custodians for their reasonable fees and expenses for sending these materials to you and getting your voting instructions. In addition to this mailing, Equifax employees may solicit proxies in person, by telephone, facsimile transmission or electronically.

HOW CAN I REQUEST ADDITIONAL INFORMATION?

This proxy statement and the form of proxy will be provided to shareholders beginning on or about April 14, 2003. With this proxy statement, we are sending you Equifax’s 2002 Annual Report, including its consolidated financial statements. If you have questions or need more information about this proxy statement or the annual meeting, you may write to: Kent E. Mast, Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302.

CAN I RECEIVE MY ANNUAL MEETING MATERIALS VIA THE INTERNET?

If you are a registered Equifax shareholder you can choose to view all future proxy statements and annual reports via the Internet instead of receiving them by mail each year. By reducing printing and postage costs, your choice to view these materials on the Internet will save the Company money and is friendlier to the environment. If you choose to access future proxy statements and annual reports online, you will continue to receive a proxy card in the mail, which will direct you to a website where you can view the proxy materials and submit your vote. No matter how you choose to receive your proxy materials, all shareholders will continue to have the option to vote via the Internet, by telephone, by mail, or at the annual meeting. If you wish to take advantage of this option, you should check the appropriate box on your proxy card when voting by mail. If you vote via the Internet or by telephone, you should respond to the related question when prompted.

If you hold your Equifax stock through a bank, broker or other nominee, you need to refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports via the Internet.

WHEN ARE SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS DUE FOR THE 2004 MEETING OF SHAREHOLDERS?

Shareholder proposals submitted for inclusion in the proxy materials for next year’s annual meeting must be received at the Company’s principal executive offices by December 12, 2003. Any shareholder proposal, including director nominations, that a shareholder intends to present at next year’s annual meeting other than through inclusion in the proxy materials must be received at the Company’s principal executive offices no later than February 7, 2004. Our bylaws contain certain additional requirements that must be complied with regarding proposals and nominations and should be consulted. All such proposals should be directed to the attention of the Company’s Secretary at Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302.

DIRECTORS AND CORPORATE GOVERNANCE

ITEM 1—ELECTION OF DIRECTORS FOR TERMS THAT CONTINUE UNTIL 2006

The Board of Directors is responsible for supervising management of the Company and consists of ten directors, only one which is an officer of the Company. In 2002 the Board elected John L. Clendenin as its Lead Director and established a Governance Committee, chaired by Mr. Clendenin, that is comprised of all non-employee directors. The Governance Committee and the other board committees are described beginning on page 7. The Board Mission Statement and Governance Guidelines can be viewed on the company’s website at www.equifax.com.

The Board is divided into three classes with approximately an equal number of directors in each class. Each class is elected for three-year terms. Steven J. Heyer was appointed to the Board in May 2002. Mr. Heyer elected not to stand for re-election at this Annual Meeting, due to the significant demands of his other business commitments. No votes will be cast for this position.

The Board has nominated for terms expiring in 2006 the three candidates named below. Each candidate is now a member of the Board whose term will expire at this year’s annual meeting. Each director will serve for three years or until he or she is succeeded by another qualified director.

The Board of Directors recommends that you vote “FOR” all nominees named below.

Larry L. Prince

Director since 1988. Chairman of the Board and Chief Executive Officer of Genuine Parts Company, an automotive parts wholesaler, from 1990. He is also a director of SunTrust Banks, Inc.; Crawford & Co.; Southern Mills, Inc. and John H. Harland Company. Age: 64

Louis W. Sullivan, M.D.

Director since 1995. President Emeritus of Morehouse School of Medicine, a private medical school located in Atlanta, Georgia, since July 2002 and President from 1993 to 2002. From March 1989 to January 1993, he was Secretary of the U.S. Department of Health and Human Services. He is also a director of Minnesota Mining and Manufacturing Company; Bristol-Myers Squibb; CIGNA Corporation; Georgia-Pacific Corporation; Biosante Pharmaceuticals; United Therapeutics, Inc. and Henry Schein Inc. Age: 69

Jacquelyn M. Ward

Director since 1999. Outside Managing Director of Intec Telecom Systems, a computer software systems company since December 2000 and before that Chairman and CEO of Computer Generation Incorporated. Ms. Ward is also a former Chairperson of the Board of Regents of the University System of Georgia and is a director of Bank of America; Sanmina-SCI Corporation; Flowers Foods, Inc.; SYSCO Corporation; Anthem, Inc. and PRG-Schultz International, Inc. Age: 64

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2005

Thomas F. Chapman

Director since 1994. Became Chairman and Chief Executive Officer of Equifax Inc. in May 1999 and was previously President and Chief Executive Officer of the Company (1998-1999); President and Chief Operating Officer (1997-1998) and Executive Vice President and Group Executive of the Company’s former Financial Services Group (1993-1997). He is also a director of The Southern Company. Age: 59

D. Raymond Riddle

Director since 1989. Since 1996, retired Chairman of the Board and Chief Executive Officer of National Service Industries, Inc., a diversified manufacturing and service company. He is also a director of AGL Resources Inc.; Atlantic American Corporation; and AMC, Inc. Age: 69

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2004

Lee A. Ault III

Director since 1991. Chairman of the Board of In-Q-Tel, Inc., an information technology company, since August 1999. During the prior five years, he was a private investor following his retirement from the Company in 1992 as Chairman and Chief Executive Officer of Telecredit, Inc., a subsidiary. He is also a director of Office Depot, Inc.; American Funds Insurance Series and Anworth Mortgage Asset Corporation. Age: 66

John L. Clendenin

Director since 1982 and Lead Director since 2002. Retired Chairman of the Board of BellSouth Corporation, a communications services company. He served as Chairman, President and Chief Executive Officer of BellSouth Corporation from October 1983 until his retirement in December 1996. He continued to serve as Chairman until December 1997. He is also a director of The Kroger Company; Coca-Cola Enterprises, Inc.; The Home Depot, Inc.; Acuity Brands, Inc. and Powerwave Technologies. Age: 68

A. William Dahlberg

Director since 1992. Chairman of the Board of Mirant Corporation, an international energy producer, since August 2000. Previously, from 1995 until 2001, he served as Chairman and Chief Executive Officer of The Southern Company and, prior to that time, was President and Chief Executive Officer of Georgia Power Company. He is also a director of SunTrust Banks, Inc. and Protective Life Corporation. Age: 62

L. Phillip Humann

Director since 1992. Chairman, President and Chief Executive Officer of SunTrust Banks, Inc., a multi-bank holding company, since 1998. From 1991 to 1998 he served as President of SunTrust Banks. He is also a director of Coca-Cola Enterprises, Inc. and Haverty Furniture Companies, Inc. Age: 57

COMPENSATION OF DIRECTORS

The compensation of non-employee directors consists of cash and stock options. Employee directors are not paid for their service as directors. The Company’s bylaws require all directors to own Equifax stock while serving as a director.

Non-employee director compensation consists of:

Director Fees:

Annual board membership fee	$35,000
Annual Executive Committee membership fee	$4,000
Annual Committee Chairman fee (except Executive Committee)	$5,000
Attendance fee for each Board and Committee meeting	$1,000

Deferred Compensation Plan. In November 2002 the Board of Directors adopted the Equifax Director Deferred Compensation Plan (the “new plan”), which replaced the previous deferred compensation plan for directors. Under the new plan, a non-employee director may defer up to 100% of his or her director fees and invest them in Equifax common stock units. Balances held in the old plan were rolled over into the new plan and converted into Equifax common stock units. Each common stock unit is equal in value to a share of Equifax common stock. In general, amounts deferred under the plan are not paid until after the director retires from the board. However, directors may also establish up to two sub accounts from which amounts are to be paid on specific preretirement timetables established by the director (“Scheduled Withdrawal”). Amounts deferred are paid, at the director’s option, either in a lump sum or in annual installments over a period of up to fifteen years for retirement distributions, or up to five years for a Scheduled Withdrawal.

Stock Option Plan. Each year on the date of the annual shareholders’ meeting, non-employee directors receive an option to purchase shares of Equifax common stock. This year, pursuant to amendments adopted in August 2002, directors will receive options for 7,000 shares. The exercise price of the option will be equal to the fair market value of the common stock on May 14, 2003. These options become fully vested one year after the date granted and expire ten years from the date granted.

Stock Deferral Plan. Non-employee directors are eligible to participate in the Equifax Director and Executive Stock Deferral Plan which permits a director to defer the receipt of proceeds and the related taxation resulting from exercises of stock options that meet certain requirements. For a further description of the Equifax Director and Executive Stock Deferral Plan see “Item 2 – Approval of the Equifax Director and Executive Stock Deferral Plan” beginning on page 23.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors appoints committees to help carry out its duties. Board Committees work on key issues in greater detail than is generally possible at full board meetings. Each committee regularly reviews the results of its meetings with the full board. Currently the Board has four committees, each of which is described below. During 2002, the Board of Directors met five times and each director attended at least 75% of the total board meetings and the meetings of the respective committees on which they serve, with the exception of Mr. Heyer. Each of the Committees operates pursuant to a written charter. The charters of the Audit, Compensation and Human Resources and Governance Committees can be viewed on the Company’s website at www.equifax.com.

Director	Executive	Audit	Compensation and Human Resources	Governance

No. of meetings in 2002	3	9	2	2

Ault			X	X

Chapman	Chairman

Clendenin	X			Chairman

Dahlberg	X	Chairman		X

Heyer		X		X

Humann			X	X

Prince			Chairman	X

Riddle	X	X		X

Sullivan		X		X

Ward		X		X

Executive Committee. Subject to Board discretion, this Committee exercises the powers of the Board in managing the business and property of the Company during the intervals between Board meetings.

Audit Committee. The Committee is solely responsible for the selection and hiring of independent public accountants to audit the Company’s books and records and preapproves audit and all other work undertaken by the auditor. This Committee is also responsible for review of (1) the Company’s financial reports and other financial information, (2) systems of internal controls regarding finance, accounting, legal, compliance and ethics, and (3) auditing, accounting and financial reporting processes. The Committee meets with management and the director of internal audit as necessary. The Committee’s charter was amended in August 2002 and is attached to this proxy statement as Appendix 1.

Compensation and Human Resources Committee. This Committee is responsible for approving and monitoring the Company’s executive compensation plans, policies and programs. The Committee also approves the salary and other compensation of the Company’s senior management, although the salary and incentive compensation grants of the Chief Executive Officer are ratified by the Board of Directors. The Committee also (1) advises management on succession and other significant human resources matters, (2) monitors the effectiveness and funding of the U.S. Retirement Income Plan and 401(k) Retirement and Savings Plan and (3) approves or reviews significant employee benefit plan actions.

Governance Committee. The Committee, which is chaired by the Lead Director and comprised of all non-employee directors, exercises a leadership role in shaping the corporate governance of the Company and recommends to the Board corporate governance principles on a number of topics, including (1) board organization, membership, and function, (2) committee structure and membership, and (3) oversight of evaluation and compensation of the Board. As the nominating body of the Board, the Committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. Shareholders may submit nominations to the Board by following the procedures described on page 4.

INFORMATION ABOUT INDEPENDENT PUBLIC ACCOUNTANTS

In March 2003, the Audit Committee retained Ernst & Young LLP as independent accountants to audit the Company’s books and records for fiscal year 2003. Representatives from Ernst & Young are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to answer questions.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS IN 2002

Audit Fees Fees relating to audit of the Company’s annual financial statements for 2002 and the reviews of the financial statements filed on Forms 10-Q in 2002.	$600,000

Audit-Related Fees Fees for engagements traditionally performed by an auditor, such as statutory audits not relied upon for the consolidated financial statements audit, employee benefits plan audits, accounting consultation, acquisition due diligence, and other similar services.	$1,755,100

Other Fees Fees consist of $355,500 for tax compliance and tax consulting, and $40,000 for other professional services.	$395,500

Fees for Information Systems Services Financial Information Systems Design and Implementation Fees.	$0

BOARD AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of the five directors named below. Each member of the Committee is an independent director, as defined under the rules of the New York Stock Exchange. The Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and operates under a written charter, a copy of which is attached to this proxy statement as Appendix 1.

The Company’s management has primary responsibility for the reporting process, including the systems of internal controls, and for preparing the Company’s financial statements. The Committee has reviewed and discussed the Company’s audited financial statements with management, which has represented to us that the 2002 consolidated financial statements were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Ernst & Young, the Company’s independent accountants for 2002, are responsible for auditing the Company’s financial statements and expressing an opinion on their conformity with GAAP. The Committee also reviewed and discussed with Ernst & Young the audited financial statements for fiscal year 2002 that are included in the Company’s Annual Report.

We reviewed further with Ernst & Young its internal processes and the matters required to be discussed under Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). The Committee also received from, and discussed with, Ernst & Young written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and discussed with Ernst & Young its independence. The Committee concluded that provision of non-audit services by Ernst & Young is compatible with Ernst & Young’s independence.

The Committee also reviewed the overall scope and plans for their respective audits with the Company’s internal auditors and Ernst & Young. We met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and other matters.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and appointed Ernst & Young as independent accountants to audit the Company’s books and records for the 2003 fiscal year.

A. William Dahlberg, Chairman

Steven J. Heyer

D. Raymond Riddle

Louis W. Sullivan, M.D.

Jacquelyn M. Ward

STATEMENT ABOUT FORMER ACCOUNTANTS

As recommended by the Audit Committee, the Board of Directors on March 28, 2002 decided to dismiss Arthur Andersen LLP as the Company’s independent accountants and appointed Ernst & Young to serve as the Company’s independent accountants for the fiscal year ending December 31, 2002. Arthur Andersen’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During fiscal years 2001 and 2000, and subsequently through March 28, 2002, there were no disagreements with Arthur Andersen on any matter of accounting or practices, financial statement disclosures, or auditing scope or procedure which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference to the subject matter in connection with its reports on the Company’s consolidated financial statements for those periods. None of the reportable events described under Items 304(a)(1)(v) of Regulation S-K occurred during fiscal years 2001 or 2000, or subsequently through March 28, 2002. During fiscal years 2001 and 2000, and subsequently through March 28, 2002, the Company did not consult with Ernst & Young with respect to any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Shown in the table below are the fees paid to Arthur Andersen LLP in 2002.

Audit Fees Fees relating to 2001 audit of the Company’s annual financial statements.	$0

Audit-Related Fees Fees for engagements traditionally performed by an auditor, such as statutory audits not relied upon for the consolidated financial statements audit, employee benefits plan audits, and other similar services.	$151,896

Other Fees Fees consist of $229,705 for tax compliance and tax consulting, and $43,046 for other professional services.	$272,751

Fees for Information Systems Services Financial Information Systems Design and Implementation Fees.	$0

STOCK OWNERSHIP AND PERFORMANCE

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of shares of Equifax common stock (and stock equivalents) each director, nominee for director, and each of the five most highly compensated executive officers (“Named Executive Officers”) beneficially owned as of March 5, 2003. We also show the aggregate number of shares beneficially owned by all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class (Based on Number of Shares Outstanding as of March 5, 2003)
Directors and Nominees
Lee A. Ault III	114,450	*
John L. Clendenin	26,163	*
A. William Dahlberg	27,342	*
Steven J. Heyer	0	*
L. Phillip Humann	28,342	*
Larry L. Prince	27,342	*
D. Raymond Riddle	41,342	*
Louis W. Sullivan, M.D.	22,402	*
Jacquelyn M. Ward	14,112	*
Named Executive Officers
Thomas F. Chapman	2,021,345	1.4
Mark E. Miller	350,208	*
Karen H. Gaston	277,424	*
Kent E. Mast	194,092	*
Philip J. Mazzilli	271,062	*
All Directors and Executive Officers as a Group (22 persons) (2)	4,841,392	3.3
Deferred Compensation and Stock Deferrals denominated as Common Stock Units (3)	86,315	N/A

*	Less than 1%
(1)	Includes shares held in the Company 401(k) Retirement and Savings Plan and stock options exercisable on March 5, 2003, or 60 days thereafter, as follows: Mr. Ault — 16,890 option shares; Mr. Clendenin — 16,890 option shares; Mr. Dahlberg — 16,890 option shares; Mr. Humann — 16,890 option shares; Mr. Prince — 16,890 option shares; Mr. Riddle — 16,890 option shares; Dr. Sullivan — 16,890 option shares; Ms. Ward — 13,512 option shares; Mr. Chapman — 6,853 Savings Plan shares and 1,614,629 option shares; Mr. Miller — 245,208 option shares; Ms. Gaston — 4,882 Savings Plan shares and 235,543 option shares; Mr. Mast — 479 Savings Plan shares and 154,163 option shares; and Mr. Mazzilli — 2,365 Savings Plan shares and 161,562 option shares; and for all directors and Executive Officers as a Group — 39,809 Savings Plan shares and 3,788,021 option shares.
(2)	Includes 1,764,538 shares (1.23%) over which Michael Schirk, Vice President and Treasurer, shares voting and investment power as Investment Officer for the Equifax U.S. Retirement Income Plan.
(3)	Represents Director fees and stock deferred and invested in Equifax common stock units under the Director Deferred Compensation Plan and the Equifax Director and Executive Stock Deferral Plan, which performance mirrors that of Equifax common stock, as follows: Mr. Chapman — 10,736 units; Mr. Dahlberg — 9,539 units; Mr. Heyer — 187 units shares; Mr. Humann — 17,334 units; Mr. Prince — 17,707 units; Mr. Riddle — 15,913 units; Dr. Sullivan — 8,907 units; and Ms. Ward — 5,992 units. See Item 2 — Approval of the Equifax Director and Executive Stock Deferral Plan on page 23 for a description of the plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Company records and other information, we believe that each of the directors and executive officers timely complied with all applicable Securities and Exchange Commission filing obligations for 2002 except that on May 3, 2002, Philip Mazzilli, Corporate Vice President, purchased 1,274 shares of Equifax stock by exercising a stock option and did not report this transaction to the SEC until June 20, 2002.

STOCK OWNERSHIP BY BENEFICIAL OWNERS

The table below shows the number of shares of common stock owned by persons or groups known to the Company to be beneficial owners of more than five percent of the common stock of the Company as of December 31, 2002, as reported to the Securities and Exchange Commission. The following information is derived solely from a Schedule 13G filed on February 10, 2003.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
The Governor and Company of the Bank of Ireland; IBI Interfunding; BancIreland/First Financial, Inc.; BIAM (US) Inc.(2)	7,738,117	5.3%
Iridian Asset Management LLC; LC Capital Management, LLC; CL Investors, Inc.; COLE Partners LLC; Iridian Private Business Value Equity Fund, L.P.(3)	7,738,117	5.3%
David L. Cohen(4)	8,110,417	5.6%
Harold J. Levy(4)	8,110,417	5.6%

(1)	The Governor and Company of the Bank of Ireland (“Bank of Ireland”) and IBI Interfunding (“IBI”) are located at Lower Baggot Street, Dublin 2, Ireland; BancIreland/First Financial, Inc. (“BancIreland”) is located at Junction Marketplace #27, 1011 N. Main Street, White River Junction, VT 05501; and BIAM (US) Inc. (“BIAM”) is located at Liberty Park #15, 282 Route 101, Amherst, NH 03110. All Iridian entities and Messers Cohen and Levy are located at 276 Post Road West, Westport, CT 06880.
(2)	Bank of Ireland, is the sole shareholder of IBI, which is the sole shareholder of BancIreland, which is the sole shareholder of BIAM, which is the controlling member of Iridian Asset Management LLC (“Iridian”). Because of these relationships, each entity may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by the entity that it controls.
(3)	Iridian has direct voting power and investment power over 7,562,717 (5.2%) shares, which power CL Investors, Inc., LC Capital Management, LLC, David L. Cohen and Harold J. Levy may be deemed to share. Iridian has direct voting power and investment power over 175,400 shares held by Iridian Private Business Value Equity Fund, L.P., and CL Investors, Inc., LC Capital Management LLC, and COLE Partners LLC and Messrs. Cohen and Levy, each may be deemed to share such voting and investment power.
(4)	Messrs. Cohen and Levy, by virtue of their positions as principals and managers of the several Iridian entities referenced in note 3, each may be deemed to have shared voting and investment power for the combined 7,738,117 shares held by such Iridian entities referenced in such note and each shares voting and investment power over an additional 372,300 shares owned by First Eagle Fund of America, an open-end non-diversified mutual fund for which they are investment advisors.

STOCK PERFORMANCE GRAPHS

The following graphs compare the five-year and ten-year cumulative total return among investments in Equifax, the S&P 500 and the Dow Jones Industrial Services Index. The graphs assume that $100 was invested in Equifax stock and each index on December 31, 1997 (as required by the rules of the Securities and Exchange Commission) and December 31, 1992, respectively, and that all dividends were reinvested. The total cumulative dollar returns shown on the graphs represent the value that such investments would have had on December 31 of each subsequent year. On July 7, 2001, the spin-off of Certegy Inc. as a stock dividend was completed. The distribution of the Certegy shares to Equifax shareholders is treated as a special dividend for purposes of calculating shareholder return. It is assumed that the shares of Certegy received by shareholders were sold at the when-issued closing market price on July 7, 2001 and all of the proceeds were reinvested in shares of Equifax common stock at the when-issued closing market price on the same date.

EXECUTIVE OFFICER COMPENSATION

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

Guiding Principles

The Compensation and Human Resources Committee is comprised of three non-employee directors and is responsible for setting salaries, incentive compensation and compensation policies for executive officers. The Board of Directors ratifies the salary and incentive compensation of the Chief Executive Officer. The Committee operates pursuant to a written charter, which can be viewed at www.equifax.com.

The Committee believes that in order to attract the highest caliber executive talent the Company must offer total compensation that is attractive in the relevant competitive marketplace. Targeted salaries are determined based on a broader peer group than that shown in the stock performance graphs appearing in this proxy statement, because the market for the executives that the Company seeks to attract and retain is broader than its direct competitors. The Committee periodically reviews the executive compensation program in light of competitive data and may modify the compensation components consistent with the best interests of the Company.

During 2002 the Committee reaffirmed its goals for the executive compensation program. The Committee reviewed executive officer compensation in regards to enhancing the Company’s ability to retain, and incent management. Among the objectives of the Committee’s review were the following:

•	To provide equity to executive officers through methods competitive with the market

•	To enhance succession planning, retention and recruiting

•	To continue to have compensation emphasize the long-term performance of the Company

•	To continue to align the competitiveness of Equifax’s performance with the competitiveness of its executive compensation levels

•	To provide executives tax-advantaged methods of investing most forms of compensation

Based upon its review and consultation with independent compensation advisors, the Committee believes that these considerations and the executive compensation program are consistent with the Company’s objective of enhancing shareholder value.

Section 162(m) of the Internal Revenue Code limits the deduction of compensation expense for income tax purposes to $1 million for the officers named in the compensation tables on the following pages (the “Named Executive Officers”), except for performance-based compensation meeting certain requirements. The Committee as a general matter seeks to facilitate deduction by the Company of compensation to the Named Executive Officers consistent with the requirements.

The Committee believes that ownership of the Company’s stock by management aligns management’s interests with those of shareholders. The Company uses various methods to encourage and facilitate such stock ownership. These include stock ownership guidelines that apply to the Company’s 200 most senior executives including the Named Executive Officers, and which have been established at levels consistent with those in other companies. Executive officers also may forego cash payment of annual incentives in favor of stock options.

Executive Officer Compensation Specifics

Executive officer compensation includes several principal elements: base salary, annual incentive and long-term opportunities. These elements are designed to provide a median competitive level of compensation equal to a competitive median, but to deliver above-market total compensation in response to outstanding performance by the officer and his or her business unit.

Salary.    Executive officer salaries are determined on the basis of competitive market data, job performance, level of responsibility and other factors. Salary reviews are scheduled at 12-month intervals. The salaries earned by Mr. Chapman and the other Named Executive Officers were generally increased for 2002 in accordance with the foregoing practices.

Mr. Chapman’s base annual salary was increased in January 2002 to $825,000, representing an increase of 7.1%. In approving this salary increase, the Committee considered competitive salaries for comparable job responsibilities and Mr. Chapman’s personal performance.

Annual Incentive.    Annual incentives are payable in cash for performance against objectives that are set at the beginning of each year based upon financial plans approved by the Board. A minimum level of performance is set, and no incentive is paid if this level of performance is not achieved. Levels of performance are established for threshold, target and maximum incentive payments.

For 2002, Mr. Chapman’s Annual Incentive was targeted to pay 80% of his salary, with a maximum opportunity of 240%. Mr. Chapman’s earned Annual Incentive for 2002 was 104% of salary, due to performance against the various criteria underlying the incentive: achievement of certain revenue and earnings per share profit growth targets and individual performance. For other executive officers, Annual Incentive was dependent on a combination of these Company financial criteria, business unit financial results, and certain non-financial goals, depending on their job roles. Other Named Executive Officers generally earned an Annual Incentive as performance criteria were met for the year.

Executive officers may elect to forego cash payment of all or part of an earned Annual Incentive and receive instead options to purchase Company stock. The Committee believes that this opportunity provides an excellent vehicle for expanding executive officers’ stock ownership and identification with shareholder interests, serving to further encourage management’s commitment to long-term performance of the Company. To encourage conversion elections and in recognition of the associated market risk and deferral of economic benefit, the multiple at which foregone Annual Incentive is converted to options increases with the percentage of Annual Incentive foregone. For 2002, Mr. Chapman elected to convert 25% of his earned Annual Incentive, and all other eligible executive officers voluntarily elected to receive stock options instead of cash for all or part of their earned Annual Incentive.

Transaction Bonus.    In 2002, Mr. Chapman was paid $301,200, as the remainder of the cash bonus he was granted in 2001 in recognition of the instrumental role that he played in the successful spin-off of Certegy Inc.

Long-Term Compensation.    The Company utilizes a number of vehicles to incent executive officers to remain with the Company and drive its long-term growth. Long-Term Incentives provide an opportunity to receive payments based on the extent to which financial criteria underlying the incentive are achieved over the applicable period. Long-Term Incentive grants are designed so that if paid at a targeted level, when combined with stock option grants, they deliver to the executive officer Long-Term Incentive compensation that, based on competitive data, approximates a median level.

Eligibility for payments under cash-based Long-Term Incentives for the measurement period July 2001 through December 2002, previously granted to Mr. Chapman and certain of the executive officers, was based on Company performance against the financial criteria underlying the incentives, primarily accumulative earnings per share growth. Based on the Company’s performance during the measurement period, these incentives were determined to be payable to Mr. Chapman and those other Named Executive Officers who held such incentives. Mr. Chapman earned $1,399,920, which represented a payout of 58.33% of the maximum award opportunity established for this Incentive.

During 2002, the Committee made grants of restricted stock and/or stock options to certain executive officers. Mr. Chapman was granted 130,000 stock options and 40,000 shares of restricted stock. The restricted stock and stock options granted to Mr. Chapman and the other Named Executive Officers are shown on the Summary Compensation Table, which appears on page 18 and in the Stock Options Granted Table, which appears on page 19, respectively. The stock options are 25% vested on date of grant and vest an additional 25% on the next three anniversaries, and the restricted stock vests 100% on February 5, 2005 and is forfeitable prior to then.

Split-Dollar Life Insurance.    The Company maintains an Executive Life and Supplemental Retirement Benefit Plan, which is intended to maintain the competitiveness of the Company’s benefits relative to the competitive marketplace. Eligible executives, including the Named Executive Officers, but excluding Mark E. Miller, will receive life insurance coverage and deferred cash accumulation benefits. The Company pays policy premiums on behalf of each covered executive. In 2002, 36 executives participated in this plan. For the Named Executive Officers, the amount that the Company paid for the current life insurance benefit, and the economic benefit of the additional premiums paid that will ultimately be returned to the Company is included in the Summary Compensation Table under the heading “All Other Compensation.” The Committee is re-evaluating its split-dollar benefits in light of recent regulatory developments. As a result, the Company paid premiums for a life insurance benefit, but no deferred cash accumulation benefits, for Mr. Miller who joined the Company in August 2002. These amounts are included in the Summary Compensation Table under the heading “All Other Compensation”.

Deferred Compensation.    In 2002 the Committee approved and the Board of Directors ratified the Executive Deferred Compensation Plan, a tax-deferred compensation program for a limited number of executives. We believe that this plan facilitates our primary goal of retaining and attracting top talent, by providing a tax-favorable vehicle for deferring salary and other compensation. Compensation is taxed at an executive officer’s then applicable rate when it is distributed from the plan. Approximately 125 officers are eligible to participate in this plan.

Stock Deferrals.    The Equifax Director and Executive Stock Deferral Plan permits directors and executive officers to defer taxes on gains realized from certain stock options exercises or the vesting of restricted stock or stock units. The plan provides the executive officers another opportunity to retain Equifax stock and allows them to more effectively plan for future events such as retirement. This plan is being presented in this proxy for shareholder approval. See “Item 2—Approval of the Equifax Director and Executive Stock Deferral Plan”, beginning on page 23.

Larry L. Prince, Chairman

L. Phillip Humann

Lee A. Ault III

EXECUTIVE OFFICER SUMMARY COMPENSATION TABLE

The table below shows the before-tax compensation for the last three years for the Chief Executive Officer and the four next-highest paid individuals who were Executive Officers at December 31, 2002 (the “Named Executive Officers”). Information is reported for all periods during which each individual was an Executive Officer.

	Annual Compensation				Long-Term Compensation
					Grants		Payouts
Name and Principal Position	Year	Salary($)	Bonus($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Grants ($)(4)	Securities Underlying Options (#)(2)	LTIP Payouts ($)	All Other Compensation ($)(5)
Thomas F. Chapman	2002	822,885	641,850	21,552	1,020,000	211,081	1,399,920	489,800
Chairman and Chief	2001	767,308	536,809	20,532	2,901,600	291,137	545,649	252,516
Executive Officer	2000	696,078	194,711	19,920	0	17,862	0	30,173

Mark E. Miller(1)	2002	226,154	0	820	1,724,650	323,958	0	62,291
President and
Chief Operating Officer

Karen H. Gaston	2002	304,038	195,193	4,513	255,000	54,658	256,652	7,890
Chief Administrative Officer	2001 2000	251,192 214,231	154,408 67,788	2,275 2,297	411,060 0	64,709 21,393	113,677 0	136,097 17,317

Kent E. Mast	2002	309,115	158,761	5,934	255,000	70,711	256,652	11,010
Chief Development	2001	288,846	142,043	6,099	411,060	51,148	0	147,548
Officer and General Counsel	2000	32,885	50,000	0	0	59,124	0	3,136

Philip J. Mazzilli	2002	330,831	127,370	6,711	255,000	50,687	349,980	11,730
Corporate Vice President	2001	316,923	155,212	7,257	411,060	55,869	0	149,148
	2000	249,769	217,422	4,703	625,000	57,952	0	21,805

(1)	Mr. Miller joined the Company in August 2002; Ms. Gaston became an Executive Officer in April 1996 and Mr. Mast joined the Company in November 2000. Mr. Mazzilli was employed with the Company through June 1999 and rejoined the Company in February 2000.
(2)	The “Annual Compensation/Bonus” column represents any Annual Incentive earned and paid in cash for performance during the specified year. In 2000 and later years, the officers could elect to receive all or part of any Annual Incentive earned in the form of stock options. For any year, stock options granted in lieu of Annual Incentive earned are included under the “Long-Term Compensation/Securities Underlying Options” column, although the grants were not made until the following year.
(3)	“Annual Compensation/Other Annual Compensation” includes allowances for payroll taxes associated with providing executive financial planning, tax services, club memberships and tax related to split-dollar life insurance.
(4)	The value of restricted stock shown in the table is as of the grant date. As of December 31, 2002, total restricted stock awards outstanding and related fair market values were as follows: Mr. Chapman — 160,000 shares ($3,702,400); Mr. Miller — 85,000 shares ($1,966,900); Ms. Gaston — 27,000 shares ($624,780); Mr. Mast — 27,000 shares ($624,780) and Mr. Mazzilli — 52,000 shares ($1,203,280).
(5)	This column includes Company 401(k) matching contributions in the maximum amount of $6,000 (2002); $5,100 (2001); and $5,508 (2000), respectively, for each officer. Also included for 2002 are premiums paid by the Company pursuant to the Executive Life and Supplemental Retirement Benefit Plan for current life insurance, and the economic benefit of additional premiums that will ultimately be returned to the Company for each officer as follows: Mr. Chapman ($16,700/$49,494); Mr. Miller ($1,581/$0); Ms. Gaston ($1,890/$28,077); Mr. Mast ($5,010/$40,718) and Mr. Mazzilli ($5,730/$40,719). In the case of Mr. Miller the amount shown in the column represents the amount of binder premiums paid for life insurance on his behalf ($1,581) and relocation costs and related taxes ($60,710). Additionally, in 2002, Mr. Chapman was paid $165,900 for certain transportation expenses and related taxes, and $301,200 representing the remaining portion of a Transaction Bonus granted to him in 2000 as a result of the successful spin-off of the Company’s Payment Services business as Certegy Inc. (previously reported in the Company’s 2001 Proxy Statement).

STOCK OPTIONS

A stock option allows an individual to purchase shares of common stock at a fixed price (the exercise price) during a specific period of time. In general, whether exercising stock options is profitable depends on the relationship between the common stock market price and the option exercise price. At any given time, options can be “in the money” (the exercise price is greater than the market price) or “out of the money,” (the exercise price is less than the market price) depending on the current market price of the stock. The following two tables give more information on stock options granted during 2002 and held by the Named Executive Officers at year-end. The number of shares and exercise prices of options outstanding at July 7, 2001 were adjusted to reflect the spin-off of Certegy Inc.

Stock Options Granted During 2002

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year(3)	Exercise Or Base Price ($/Share)(4)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
					5%	10%
Thomas F. Chapman	81,081(1)	3.118%	$21.11	01/29/13	$1,076,429	$2,727,881
	130,000(2)	4.999%	$25.50	02/05/12	$2,084,785	$12,688,593
Mark E. Miller	198,958(1)	7.650%	$21.11	01/29/13	$2,641,360	$6,693,724
	125,000(2)	4.806%	$20.29	08/06/12	$1,595,034	$4,042,129
Karen H. Gaston	24,658(1)	.948%	$21.11	01/29/13	$327,359	$829,591
	30,000(2)	1.154%	$25.50	02/15/12	$481,104	$1,219,213
Kent E. Mast	40,111(1)	1.542%	$21.11	01/29/13	$532,512	$1,349,491
	30,000(2)	1.154%	$25.50	02/05/12	$481,104	$1,219,213
Philip J. Mazzilli	20,687(1)	.795%	$21.11	01/29/13	$274,640	$695,991
	30,000(2)	1.154%	$25.50	02/15/12	$481,104	$1,219,213

(1)	Options have a ten-year term and vest 100% on the grant date. These grants are a result of each officer electing to receive all or a portion of his or her Annual Incentive earned for 2002 as a stock option grant rather than cash. These options were granted in 2003 and are included in the “Long-Term Incentive/Securities Underlying Options(#)” column of the Summary Compensation Table on page 18).
(2)	Options have a ten-year term and vest 25% on grant date and 25% on each of the next three grant date anniversaries.
(3)	Percentage of options granted in 2002.
(4)	The exercise price may be paid in cash or cash equivalent acceptable to the Compensation and Human Resources Committee or by the surrender of shares of common stock held for at least six months with an aggregate fair market value that is not less than the option price.
(5)	The dollar amounts under these columns are the result of calculations at 5% and 10% rates of appreciation as required by applicable securities laws. They are not intended to forecast possible future appreciation, if any, of Equifax stock price.

Aggregated Option Exercises During 2002

The table below shows options exercised by the Named Executive Officers during 2002 and the total held by such officers at year-end.

	Shares Acquired on Exercise (#)	Value Realized ($) or Payout	Number of Securities Underlying Unexercised Options as of 12/31/02 (#)		Value of Unexercised In-the-Money Options as of 12/31/02 ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas F. Chapman	—	—	1,547,491	215,000	11,126,826	—
Mark E. Miller	—	—	31,250	93,750	89,062	267,188
Karen H. Gaston	18,324	227,143	195,885	40,000	1,162,701	—
Kent E. Mast	—	—	99,052	54,781	128,697	42,899
Philip J. Mazzilli	4,750	59,482	112,259	61,116	521,395	176,129

(1)	Represents aggregate excess of market value of shares under option as of December 31, 2002, over the exercise price of the options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following chart shows certain issuance and exercise information regarding outstanding grants and shares available for grant under the company’s equity compensation plans. All information is as of December 31, 2002.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column(a))
Equity Compensation
Plans Approved by
Security Holders(2)	8,364,869	$16.9734	1,196,999(3)

Equity Compensation
Plans not Approved by
Security Holders(4)	2,646,030	$20.1556	3,345,379(5)

Total	11,010,899	$17.7381	4,542,378

(1)	All exercise prices equaled fair market value at the date of grant.
(2)	Includes the Equifax Inc. 2000 Stock Incentive Plan (the “2000 Plan”) and the Equifax Inc. Omnibus Stock Incentive Plan.
(3)	Represents 1,196,999 shares available for future issuance under the 2000 Plan other than upon the exercise of an outstanding option, warrant or right. The 2000 Plan incorporates an evergreen formula pursuant to which on each January 1 (ending on January 1, 2007) the aggregate number of shares reserved for issuance will increase by a number of shares equal to 10% of the shares outstanding on that date. No additional grants will be made from the Equifax Inc. Omnibus Stock Incentive Plan.
(4)	Includes the following plans which have been approved by the Company’s Board of Directors but were not required to be approved by its shareholders: Equifax Employees Stock Incentive Plan (the “Incentive Plan”), Equifax Inc. 1995 Employees Stock Incentive Plan (the “1995 Plan”), Equifax Inc. 2001 Non-qualified Stock Incentive Plan (the “2001 Plan”), and the Equifax Inc. Non-Employee Director Stock Option Plan (the “Director Plan”). Each of these plans generally authorized a specified number of shares that may be granted as either options, stock appreciation rights, restricted stock, deferred shares (restricted stock units) and related dividend equivalents. Options issued under the various plans must be issued with an exercise price not less than to the fair market value of Equifax stock at the date of grant. Options generally, but need not, vest over a period of time specified at grant, usually not more than four years, and may be exercised during a 10-year period. Options granted under the 2001 Plan may be exercisable by redemption of restricted shares, deferred shares or other contingent shares, subject to performance criteria, or may include Reload Option Rights (additional option rights granted automatically upon the exercise of an option), if specified at the time of grant. Rights granted under the various plans generally accelerate upon a change of control as defined in the plans, which is generally similar to the definition contained in the Company’s change in control agreements and described on page 21. A Committee (or Administrator) appointed by the Board of Directors administer the plans. The Director Plan has terms similar to those described above, but authorizes an annual issuance to the directors on the date of the annual meeting of shareholders of a number of stock options determined by the Board of Directors, (for 2003 this number is 7,000). No additional grants may be made under the Incentive Plan and the 1995 Plan; however, options and other awards granted under these plans remain outstanding and are included in column (a).
(5)	Represents shares available for future issuance other than upon the exercise of an outstanding option, warrant or right under the following plans in the following amounts; the 2001 Plan, 3,116,833 shares; the Director Plan, 222,545 shares. In addition, any shares of stock subject to an option that remain unissued after the cancellation, expiration or change of such option and any restricted stock which is forfeited shall again become available for use under the plan. No additional grants will be made from the Incentive Plan or the 1995 Plan, although options granted under these plans are outstanding and included in column (a).

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

The Company has entered into an employment agreement with Mark E. Miller, President and Chief Operating Officer, commencing on August 1, 2002 and continuing for an indefinite period, which sets forth the significant elements of Mr. Miller’s employment. The agreement provides for an annual base salary of $600,000; eligibility to participate in the Company’s Annual Incentive Plan with a guaranteed Incentive payment of not less than $420,000 for 2002; a grant of 125,000 stock options which vest in 25% increments beginning on the date of grant and on the anniversary of the grant; a grant of 85,000 shares of restricted stock that will vest in full on the third anniversary of the grant; and such other related matters as the right to participate in benefit plans. The agreement also provides to Mr. Miller certain severance payments in the event that he is terminated without cause (as such term is defined in the agreement). In addition, the agreement embodies a noncompetition agreement and nonsolicitation of customers agreement that would be binding on Mr. Miller for two years following the termination of his employment with the Company for any reason.

The Company has also entered into an employment agreement with Donald T. Heroman, Corporate Vice President and Chief Financial Officer, commencing on November 25, 2002 and continuing for an indefinite period, which sets forth the significant elements of Mr. Heroman’s employment. The agreement provides for an annual base salary of $370,000; eligibility to participate in the Company’s Annual Incentive Plan with a guaranteed Incentive of $300,000 for 2002; a grant of 60,000 stock options, which vest in 25% increments beginning on the date of grant and on the anniversary of the grant; a grant of 10,000 shares of restricted stock that will vest in full on the third anniversary of the grant and a grant of 12,000 shares of restricted stock that will vest 50% on the first and second anniversaries of the date of grant, and such other related matters as the right to participate in benefit plans. In addition, the agreement embodies a noncompetition agreement that would be binding on Mr. Heroman for two years following the termination of his employment with the Company for any reason.

The Company has Change in Control Agreements with each of the Company’s Named Executive Officers. These Agreements have renewable five-year terms and become effective only upon a change in control of the Company. A “change in control” is generally defined by the Agreements to mean (i) an accumulation by any person, entity or group of 20% or more of the combined voting power of the Company’s voting stock, or (ii) a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new Company, (iii) a sale or disposition of all or substantially all of Company assets, or (iv) a complete liquidation or dissolution of the Company. If any of these events happen and the executive’s employment terminates within three years after the date of the change in control, other than from death, disability or for cause or voluntarily other than for “good reason,” he or she is entitled to severance pay and other benefits described in the Agreements. The severance payment is equal to three times the sum of (i) that executive’s highest annual salary for the twelve months prior to termination, and (ii) the executive’s highest bonus for the three years prior to termination. Benefits payable under this Agreement and other compensation or benefit plans of the Company are not reduced because of Section 280G of the Internal Revenue Code. Any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Section 4999 of the Code. No payments have been made to any Named Executive Officer under these Agreements.

RETIREMENT BENEFITS

The Equifax Retirement Plan (“ERP”) is the Company’s tax-qualified retirement plan available to all U.S. employees and provides benefits based on length of service with the Company and a participant’s average total earnings up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. ERP benefits are computed by averaging the employee’s total earnings (Base Salary and Annual Incentive) for the highest paid thirty-six consecutive months of employment.

Equifax also has another retirement plan, the Supplemental Executive Retirement Plan (“SERP”), under which certain executives may receive additional pension benefits after retirement based on years of credited service (up to 40 years) and final average earnings (base salary and bonus). SERP benefits generally are computed by either multiplying an employee’s average total earnings by 1.5%, multiplied by years of credited service, as defined in the SERP, up to 40 years, or average total earnings multiplied by 3%, multiplied by years of credited service, up to 20 years, for the most Senior Executive Officer participants. The SERP was closed to new participants in 1992. As of December 31, 2002, the only Named Executive Officer eligible for both the ERP and the SERP was Thomas F. Chapman. The other Named Executive Officers are eligible only for the ERP.

The following table shows the annual retirement benefits that would be payable on January 1, 2003, on a combined basis under the ERP and SERP at normal retirement (age 65 or later) and various rates of final average earnings and years of service. The ERP benefits are computed in the form of a life annuity without survivorship benefits; however, survivorship benefits are available and are computed as the actuarial equivalent of the life annuity. The SERP benefits are provided in the same form as the ERP benefits. SERP benefits are reduced for ERP benefits and are paid without regard to limitations under federal Internal Revenue Code Sections 401(a) and 415. Neither ERP or SERP benefits are reduced for Social Security benefits.

Retirement Plan Table

Final Average Earnings	Years of Service
	15	20	25	30	35
$ 400,000	240,000	240,000	240,000	240,000	240,000
600,000	360,000	360,000	360,000	360,000	360,000
800,000	480,000	480,000	480,000	480,000	480,000
1,000,000	600,000	600,000	600,000	600,000	600,000
1,200,000	720,000	720,000	720,000	720,000	720,000
1,400,000	840,000	840,000	840,000	840,000	840,000
1,600,000	960,000	960,000	960,000	960,000	960,000
2,000,000	1,200,000	1,200,000	1,200,000	1,200,000	1,200,000
2,200,000	1,320,000	1,320,000	1,320,000	1,320,000	1,320,000

The credited years of service for each of the Named Executive Officers as of December 31, 2002 were as follows: Thomas F. Chapman—13 years; Mark E. Miller—0 years; Karen H. Gaston—25 years; Kent E. Mast—2 years; and Philip J. Mazzilli—10 years.

ITEM 2—APPROVAL OF THE EQUIFAX DIRECTOR AND EXECUTIVE STOCK DEFERRAL PLAN

The Board of Directors has adopted the Equifax Director and Executive Stock Deferral Plan (the “Plan”) and directed that it be submitted to the Company’s shareholders for approval. The Board believes that the Plan assists the Company in attracting and retaining the highest quality individuals in key executive positions. Approval of the Company’s shareholders is sought so that the Company and certain of the participating individuals may take advantage of certain favorable terms under the securities and tax laws. The Plan will be approved upon the affirmative vote of a majority of the votes cast by holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. The following description of the Plan is qualified in its entirety by reference to the text of the Plan, which is attached to this proxy statement as Appendix 2. Capitalized terms used in the description and not defined in the description have the same meaning as in the Plan.

The Board of Directors recommends that you vote “FOR” Item 2.

Description of the Plan

General.    The purpose of the Plan is to promote the interests of the Company by providing key executives and directors who contribute the successful operation and performance of the Company with the opportunity to defer the taxation of gains on Stock Options and vesting of Restricted Stock and Deferred Shares to retirement or other termination of employment. The number of shares of Equifax Common Stock authorized for issuance under the Plan is 1,000,000 shares. However, the shares of Common Stock issued under the Plan will essentially replace shares that would have been issued under the Company’s various stock incentive plans and, therefore, the Plan should not result in additional dilution of existing shareholders.

Eligibility and Participation.    Directors, elected officers or other highly compensated employees or independent contractors of the Company and its subsidiaries as designated by the Administrator (“Eligible Executives”) are eligible to participate in the Plan (“Participants”). Because the number of Directors, elected officers and other key management may change, and because the selection of additional Participants is discretionary, it is not possible to determine the exact number of individuals who will from time to time be eligible to participate in the Plan. However, the Company expects that the number of Eligible Executives would represent substantially less than one percent of the Company’s approximately 2,800 U.S. employees.

Deferral of Restricted Stock or Deferred Shares.    A Participant may make an election at least six (6) months prior to the date when Restricted Stock or Deferred Shares vest (Vesting Date) to delay receipt of Restricted Stock or Deferred Shares granted under any of the Company’s stock incentive plans (“the Stock Incentive Plan”) and in exchange receive rights to a number of shares of Deferred Stock, as defined below, under the Plan equal to the number of shares of Restricted Stock or Deferred Shares deferred. A Participant may only make such an election with respect to Restricted Stock or Deferred Shares that he/she has not previously elected to take into income under Section 83(b) of the Internal Revenue Code. The Deferred Stock will not pay any dividends or dividend equivalents and the Participant will stand in the position of an unsecured general creditor with respect to the right to receive the Deferred Stock. Currently, no Director has been granted Restricted Stock or Deferred Shares.

Exercise and Deferral of Stock Options.    A Participant may make an election at least six (6) months prior to the date on which an option is exercised (the Exchange Date) to delay receipt of any gains resulting from the option exercise and to receive instead rights to a number of shares of Deferred Stock equal to such gain. The Participant will exchange currently owned Common Stock for the exercise price of the options. The Deferred Stock will not pay any dividends and the Eligible Executive will stand in the position of an unsecured general creditor with respect to any right to receipt of the Deferred Stock under this Plan.

Deferred Stock.    All benefits of a Participant are reflected as the right to receive shares of Common Stock of Equifax in the future, which are referred to as “Deferred Stock.” Participants are allocated a number of units of Deferred Stock equal to the number of shares of Restricted Stock/Deferred Shares or Stock Option gains deferred. Except upon a Participant’s death, Deferred Stock (including any and all benefits provided under the Plan) may not be sold, alienated, assigned, transferred, pledged or hypothecated by the Participant, or any Beneficiary and any attempt to do so shall be null and void. Deferred Stock shall not be subject to the claims of creditors or other claimants of the Participant or Beneficiary and any orders, decrees, levies, garnishment or executions to the fullest extent allowed by law. The number of units of Deferred Stock allocated to Participants and available for allocation and payment under the Plan may be adjusted if shares of the Company are increased, decreased or changed through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, provided, however, that (except with respect to a stock split or reverse stock split) no such adjustment need be made if upon the advice of counsel, the Administrator determines that such adjustment may result in the receipt of federally taxable income to Participants hereunder or to the holders of Common Stock or other classes of the Company’s securities.

Participant Accounts.    Deferred Stock credited to Participants will be maintained in one or more accounts for each Participant. The Administrator shall provide each Participant with statements at least quarterly setting forth the amount of Deferred Stock credited to a Participant’s Account(s) at the end of each quarter.

Distribution of Deferred Stock.    All distributions of Deferred Stock credited to a Participant’s account under the Plan will be made in shares of Equifax Common Stock. Distributions under the Plan will be made (a) upon the Participant’s retirement, death or disability (b) at scheduled time periods determined by the Participant at the time of election not sooner than the third year after deferral (Scheduled Withdrawals), (c) subject to penalties, at any time upon the Participant’s request (Unscheduled Withdrawal), (d) due to financial hardship, or (e) upon the Participant’s Termination of Employment.

Retirement.    Distribution of Deferred Stock upon retirement is made in a single lump sum unless the Participant makes a timely election prior to Retirement to divide the Deferred Stock into equal annual installments to be distributed over a specified period of not more than fifteen (15) years. A Participant may elect to change the form of payout not less than thirteen (13) calendar months prior to Termination of Employment.

Death.    If the Participant dies prior to commencement of retirement benefits, the Participant’s Beneficiary shall be entitled to receive the amount of Deferred Stock credited to the Participant’s Account at the time of death. The shares shall be distributed in the same form as elected by the Participant for Retirement benefits. If the Participant dies after Retirement benefits have commenced, the Company shall pay to the Participant’s Beneficiary any Deferred Stock remaining payable to the Participant under the Plan over the same period such amounts would have been paid to the Participant.

Scheduled Withdrawal.    The Participant may at the time of electing to defer amounts, direct that such Deferred Stock be paid in a lump sum or in equal annual installments for up to five (5) years at a time other than Retirement that is not sooner than the third year after deferral. A Participant may have two (2) separate Scheduled Withdrawal Accounts with different Scheduled Withdrawal timetables. The Participant may elect to make additional deferrals into a Scheduled Withdrawal Account but may not alter the Scheduled Withdrawal date for any such Account until all of the Deferred Stock in the Account has been distributed. The Scheduled Withdrawal date and form of payout elected for a Scheduled Withdrawal Account shall be irrevocable, except that a Participant may petition the Administrator once no less than thirteen (13) months to the date originally elected for the Scheduled Withdrawal to defer (but not accelerate) the Scheduled Withdrawal date and/or to change the form of payout of the Scheduled Withdrawal to an alternative payout period then available for Scheduled Withdrawals under the Plan.

Unscheduled Withdrawal.    A Participant (or, after the Participant’s death, a Beneficiary) may take an Unscheduled Withdrawal from an Account at any time. An Unscheduled Withdrawal shall equal at least 25% of the Participant’s balance in the Account. After an Unscheduled Withdrawal, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of the Unscheduled Withdrawal. Only one Unscheduled Withdrawal shall be permitted in each Plan Year. There shall be a Withdrawal Penalty deducted from the Account prior to any Unscheduled Withdrawal from such Account equal to ten percent (10%) of the Unscheduled Withdrawal.

Financial Hardship.    Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, the Administrator may in its sole discretion, accelerate distributions of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. In the event of a distribution from the Plan based on Financial Hardship, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of such distribution.

Termination of Employment.    A distribution due to Termination of Employment other than by reason of Retirement, Disability or death, shall be made in a single lump sum following Termination of Employment. However, the Company may, in its sole discretion, elect to divide the Deferred Stock into equal annual installments distributed over a period of three (3) years following Termination of Employment.

Plan Administration.    The Plan is administered by an administrator, appointed by the Board of Directors (the “Administrator”). The Administrator has the authority and discretion to interpret the Plan, decide all matters arising under the Plan, rescind such rules as it deems necessary for the proper administration of the Plan and make all other determinations necessary or advisable for the administration of the Plan as long as such action does not reduce the number or value of a Participant’s Deferred Shares. The Administrator may change the timing of a deferred election, limit the number or type of shares available to be deferred by any Participant or group of Participants, or cancel an election for any reason.

Amendment and Termination of the Plan.    The Company may at any time direct the Administrator to amend or terminate the Plan, provided that no such amendment or termination may reduce the number or value of a Participant’s Deferred Stock. Upon termination of the Plan, the Participant’s Accounts will generally be paid in a lump sum as soon as practical after such termination, unless the Administrator elects to pay all of a portion of such amounts over a period of time.

New Plan Benefits.    The amount of Deferred Stock credited to Participants under the Plan and number of shares of Common Stock of Equifax issued under the Plan is determined by the number of Eligible Executives who elect to participate in the Plan, and the amounts they elect to defer to the Plan. Since the Plan was not in effect in 2002, there were no Participants and no elections were made. It is therefore, not possible to determine how many Deferred Shares would have been issued if the Plan had been in effect during 2002.

Federal Income Tax Consequences to the Company and the Participants.    Under present federal income tax laws, Participants will realize ordinary income equal to the value of Deferred Stock distributed to them in the year of distribution. The Company will receive a deduction for any amounts constituting ordinary income to the Participant as long as amounts received by the Participants continue to satisfy the requirements of Section 162(m) of the Internal Revenue Code, which limits the annual tax deduction to $1 million for the named Executive Officers of the Company unless certain requirements are met.

OTHER BUSINESS

ITEM 3 — A SHAREHOLDER PROPOSAL RELATING TO ACCOUNTING FOR STOCK OPTIONS

The United Brotherhood of Carpenters and Joiners of America (the “Union”), which owns 2,000 shares of Equifax common stock and which has an address at 101 Constitution Avenue, NW, Washington, D.C. 20001, has notified the Company that it intends to submit the following proposal at this year’s annual meeting of shareholders. For reasons set forth below, your Board of Directors recommends that you vote “Against” this proposal.

“Resolved, That the shareholders of Equifax Inc. (the “Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statements the costs of all future options issued by the Company.

Statement of Support Submitted by the Union.    Current accounting rules give companies the choice of reporting stock option expenses annually in the company’s income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poors’ indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

“There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings…

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free.

When a company gives something of value to its employees in return for their services, it is clearly compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?”

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca-Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.”

Your Board of Directors recommends a vote “AGAINST” this proposal.

Statement by the Company.    This proposal urges the Board to adopt a policy to expense in the Company’s annual income statements the cost of all future options issued by the Company. We do not think that such a policy is in the Company’s best interest at this time.

Stock options are an important part of the Company’s executive compensation. The Company’s past and current practice of accounting for stock options is consistent with U. S. Generally Accepted Accounting Practices and the guidance expressed in Statement of Financial Accounting Standards (“SFAS”) No. 123 (“SFAS 123”). SFAS 123 permits companies to account for stock options in one of two ways: (i) expense them in the income statement or (ii) report the cost of stock options as a footnote in the annual report. Like the great majority of publicly traded companies, we have for years disclosed information regarding outstanding options in a footnote to our financial statements. We have also reflected the impact of exercisable options in the fully-diluted earnings per share calculations that we disclose.

Our disclosure practice is based on consideration of all factors. We are not adverse to accounting for stock options in the Company’s income statements. However, we do not believe this is the most prudent course of action at this time. Because the Financial Accounting Standards Board (“FASB”) has not specified a standard valuation method to be used when options are expensed, companies use differing methods, which we believe makes comparison of income statements difficult and permits very different conclusions to be reached about a company’s performance in relation to its competitors and peers. We believe that the absence of a standard valuation method only hinders any attempt at a fair comparison of such information and creates confusion rather than providing helpful information.

The few companies that account for their options in their income statements principally use the Black-Scholes valuation method. We believe that the Black-Scholes option-pricing model is not applicable to stock options that are granted to employees and executives as compensation because they are nontransferable long-term holdings. To alter our method of accounting for stock options in the absence of an accurate valuation method will create a situation where the impact on our results will not be fairly gauged against the impact upon other companies. At such time as clear guidance is promulgated by FASB, we will reconsider our treatment.

Moreover, we believe that we already provide to shareholders all the information that the alternative method of disclosure would provide.

Because the Company already accounts for its stock options in a manner that is consistent with applicable law and accounting practice, and that provides to investors the information that would be available under the suggested alternative treatment, it is inappropriate and premature that the Company adjust its accounting treatment. Therefore your Board believes the proposal is unnecessary, and recommends a vote “Against” it.

Appendix 1.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for the Company’s 1) financial reports and other financial information provided to any governmental body, its shareholders or the public; 2) systems of internal controls regarding finance, accounting, legal compliance and ethics; and 3) auditing, accounting and financial reporting processes. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. In the course of fulfilling its duties, the Committee shall have the authority to access Company resources, seek advice and assistance from outside legal, accounting or other advisors and to retain these advisors on such terms as the Committee, in its sole discretion, shall determine to be fair and reasonable without seeking Board approval.

II.    COMPOSITION

The Audit Committee will consist of three or more directors as determined and elected by the Board. Each of these directors shall be independent in accordance with New York Stock Exchange rules and free from any material relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a Committee member. Any Committee member who meets the definition of “independence” mandated for all committee members, but who also holds 20% or more of the company’s stock (or who is a general partner, controlling shareholder or officer of any such holder) cannot chair, or be a voting member of, the Audit Committee.

No Committee member may receive any compensation from the Company other than compensation as a director; however, such director’s fees may include equity-based awards and additional amounts typically paid to chairs and members of committees who meet more frequently or for longer periods of time. All Committee members must be financially literate, and the Chair of the Committee must have accounting or financial management expertise.

If any Committee member simultaneously serves on the audit committee of more than three (3) public companies, the Board must determine that such simultaneous services will not impair the ability of such member to effectively serve on the Company’s Audit Committee.

III.    MEETINGS

The Committee will meet at least quarterly, or more frequently as circumstances dictate.

To foster open communication, the Committee will meet quarterly with management, the director of the internal audit department and the independent accountants in separate executive sessions to discuss any matters that should be discussed privately.

The Committee will report its activities and findings to the Board on a regular basis.

IV.    RESPONSIBILITIES AND DUTIES

The duties and responsibilities of the Audit Committee include:

Documents/Reports Review

1.	The Committee shall conduct an annual performance self-evaluation to ensure that the Committee is fulfilling its responsibilities in a manner that effectively serves the interests of the shareholders of the Company.

2.	Review the audited financial statements with management and the independent accountants prior to publication of the annual report and the filing of the Company’s Form 10-K, to determine that the independent accountants are satisfied with the disclosure and content of the financial statements. Any major changes in accounting principles should also be reviewed.

3.	Prepare the annual Audit Committee report for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations.

4.	Discuss, either as a Committee or through its Chairman (or designee), with the independent accountants, the internal audit department, and management, the results of the independent accountants’ review of the interim financial information prior to the Company filing its quarterly Form 10-Q.

5.	Review earnings press releases and earnings guidance.

6.	Review periodic internal reports to management prepared by theinternal audit department or the independent accountantsand management’s response along with the status of prior outstanding recommendations.

Independent Accountants

7.	The Committee shall have sole responsibility for the selection and hiring of the company’s independent accountants and for preapproving any significant non-audit work by the independent accountants.

8.	Review the overall performance of the independent accountants, approve all audit engagement fees and terms and if necessary, discharge the independent accountants if the Committee in its sole discretion, determines that circumstances warrant such discharge.

9.	At least annually, the Committee shall obtain and review a report by the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company. The Committee shall actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants, and take appropriate action in response to the independent accountants’ statement to satisfy itself of the accountants’ independence. The Committee shall present its conclusions with respect to the independent auditor to the Board.

Internal Audit

10.	Review with the independent accountants, the internal auditors and management, the adequacy and effectiveness of the Company’s internal controls to ensure completeness and accuracy of the Company’s financial statements.

11.	Review objectives, activities, organizational structure, qualifications, staffing and budget of the internal audit department.

12.	Ratify the appointment, replacement, reassignment or dismissal of the Vice President of Internal Audit, as approved by the Committee Chairman.

Financial Reporting and Auditing

13.	Review with the independent accountants and the Company’s internal auditors, the integrity of the Company’s financial reporting processes, both internal and external.

14.	Review with the independent accountants the quality and appropriateness of the Company’s accounting principles and underlying estimates as applied in its financial statements.

15.	In consultation with the independent accountants, management and the Company’s internal audit department, the Committee shall review all major changes and improvements pertaining to the Company’s financial and accounting principles, practices and internal controls.

16.	Establish regular and separate systems of reporting to the Committee by the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of any such judgments.

17.	After the annual audit, review with the independent accountants and the internal audit department the matters required under Statement of Auditing Standards Nos. 61 and 90, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and any significant unresolved disagreements with management.

Ethical and Legal Compliance

18.	Ensure the Company maintains an appropriate ethics and compliance program as pertains to the integrity of the Company’s financial reporting processes, both internal and external, and perform an annual review of its effectiveness.

19.	Regularly review legal,tax and regulatory matters that may have a material impact on the financial statements and the Company’s disclosures concerning its financial position.

Appendix 2.

EQUIFAX

DIRECTOR AND EXECUTIVE STOCK DEFERRAL PLAN

(As Amended Through March 31, 2003)

Equifax Inc., a Georgia corporation (the “Company”), hereby establishes this Director and Executive Stock Deferral Plan (the “Plan”), effective January 1, 2003, for the purpose of attracting high quality executives and directors and promoting in its key executives and directors increased efficiency and an interest in the successful operation and performance of the Company.

ARTICLE 1

Definitions

1.1  Account shall mean the account established for a particular Participant pursuant to Article 3 of the Plan.

1.2  Administrator shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 11 of the Plan.

1.3  Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 10 of the Plan.

1.4  Change in Control shall mean either:

(a)  Voting Stock Accumulations.    The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b); or

(b)  Business Combinations.    Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business

Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or

(c)   Sale of Assets.    A sale or other disposition of all or substantially all of the assets of the Company; or

(d)  Liquidations or Dissolutions.    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b).

(e)  Definitions.    For purposes of this paragraph defining Change in Control, the following definitions shall apply:

(i)  Beneficial Ownership shall mean beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

(ii)  Business Combination shall mean a reorganization, merger or consolidation of the Company.

(iii)  Eighty Percent (80%) Subsidiary shall mean an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

(iv)  Exchange Act shall mean the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

(v)  Incumbent Board shall mean a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of the effective date of this Plan or (b) members who become members of the Company’s Board of Directors subsequent to the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(vi)  Person shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).

(vii)  Voting Stock shall mean the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

1.5  Company shall mean Equifax Inc.

1.6  Common Stock shall mean the common voting stock of the Company.

1.7  Deferred Stock shall mean Common Stock, the receipt of which the Participant has agreed to delay pursuant to Article 2 of this Plan.

1.7a  Deferred Shares shall mean an award pursuant to a Stock Incentive Plan of the right to receive shares of Common Stock at the end of a specified deferral period.

1.8  Disability shall be defined as eligibility to receive benefits under the Company’s Long Term Disability Plan as in effect at the time of such Disability. If no such plan is then in effect, a physical or mental condition which prevents the Participant from performing the normal duties of his or her current position for a period of at least one hundred eighty (180) consecutive days.

1.9  Eligible Executive shall mean a Level 2-9 U.S. Employee of the Company, a former employee who was a Level 2-9 U.S. Employee of the Company on the date of the Employee’s Termination of Employment and who satisfied the requirements for Retirement on such date, a member of the Board of Directors of the Company or such other management or highly compensated employee or independent contractor as may be designated by the Administrator to be eligible to participate in the Plan.

1.10  ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.11  Exchange Date shall mean the date an exercise and exchange of Stock Options for Common Stock and Deferred Stock is deemed to occur under Article 2.

1.12  Fair Market Value shall mean the closing price of the Common Stock, except with respect to determining the dollar amount of gain on Stock Options, where the meaning given to such term under the applicable Stock Incentive Plan applies.

1.13  Financial Hardship shall mean an unexpected need for cash arising from illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence which is not covered by insurance and which is determined to qualify as a Financial Hardship by the Administrator. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

1.14  Participant shall mean an Eligible Executive who has elected to participate and has completed a Participant Election Form pursuant to Article 2 of the Plan.

1.15  Participant Election Form shall mean the written agreement submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

1.16  Plan Year shall mean the calendar year.

1.17  Restricted Stock shall mean shares of restricted stock of the Company granted to the Participant pursuant to the Stock Incentive Plan.

1.18  Retirement shall mean Termination of Employment on or after the Retirement Eligibility Date except that with respect to a Participant who is a non-employee director, Retirement shall mean termination of service as a member of the Board of Directors of the Company.

1.19  Retirement Eligibility Date shall mean the earlier of (a) the date on which the Participant attains age sixty-five (65), (b) the date on which the Participant has both attained age fifty-five (55) and completed at least five (5) Years of Service, or (c) the date on which the Participant has both attained age fifty (50) and the Participant’s combined years of age and Years of Service total at least seventy-five (75).

1.20  Scheduled Withdrawal shall mean the distribution elected by the Participant pursuant to Article 6 of the Plan.

1.21  Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Settlement Date shall be in the month following the month in which the event triggering the payout occurs. In the case of death, the event triggering payout shall be deemed to occur upon the date the Administrator is provided with the documentation reasonably necessary to establish the fact of the Participant’s death.

1.22  Stock Options shall mean options on shares of Company stock granted to the Participant pursuant to the Stock Incentive Plan.

1.23  Stock Incentive Plan shall mean the Equifax Inc. 2001 Nonqualified Stock Incentive Plan, the Equifax Inc. 2000 Stock Incentive Plan, the Equifax Inc. 1995 Employees Stock Incentive Plan, the Equifax Inc. 1992 Employees Stock Incentive Plan, Equifax Inc. Non-Employee Director Stock Option Plan and the Equifax Inc. 1990 Omnibus Stock Incentive Plan, each as in effect January 1, 2003 and as amended hereafter, or such other stock option plan or plans sponsored by the Company as may be designated by the Administrator.

1.24  Termination of Employment shall mean the date of the cessation of the Participant’s employment and service with the Company for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement, Disability or death.

1.25  Unscheduled Withdrawal shall mean a distribution elected by the Participant pursuant to Article 8 of the Plan.

1.26  Valuation Date shall mean the date the Participant’s Account is valued and shall be the last day of the month preceding the month in which the payout or other event triggering the Valuation occurs.

1.27  Vesting Date shall mean the date on which the Stock Options, Restricted Stock or Deferred Stock first become fully vested and are no longer subject to a substantial risk of forfeiture under the terms of the Stock Incentive Plan, as determined by the Administrator.

1.28  Withdrawal Penalty shall mean the ten percent (10%) penalty deducted from an Account as a result of an Unscheduled Withdrawal or a change in the form of payout within thirteen (13) months prior to Termination of Employment as provided in Article 4 of the Plan.

1.29  Years of Service shall mean the cumulative consecutive years of continuous full-time employment with the Company, beginning on the date the Participant first began service with the Company, and counting each anniversary thereof.

ARTICLE 2

Participation

2.1  Deferral of Restricted Stock and Deferred Shares.    An Eligible Executive may make an election at least six (6) months prior to the Vesting Date to delay receipt of Restricted Stock or Deferred Stock granted under the Stock Incentive Plan and receive rights to Deferred Stock, if the

Participant has not previously elected to take the Restricted Stock into income under Section 83(b) of the Internal Revenue Code. By making an election to delay receipt of Restricted Stock or Deferred Shares, the Eligible Executive is irrevocably agreeing to delay receipt of the stock certificates for the Deferred Stock, to forfeit any dividends that may become payable on the Deferred Stock after the Vesting Date and prior to the date the Deferred Stock is delivered to the Participant and to stand in the position of an unsecured general creditor with respect to any right to receipt of the Deferred Stock under this Plan.

2.2  Exercise and Deferral of Stock Options.    An Eligible Executive may make an election before or after the Vesting Date but at least six (6) months prior to the Exchange Date to exercise Stock Options granted under the Stock Incentive Plan by tendering Common Stock in payment of the exercise price and to delay receipt of the portion of the Common Stock payable to the Participant in excess of the tendered Common Stock as a result of the gain on the Stock Options. The number of shares of Deferred Stock received by the Participant upon exercise of the Stock Options shall be equal (rounded to the closest tenth of a share) in value to the difference between the Fair Market Value of the Company’s Common Stock on the Exchange Date and the option price which is notionally tendered by the Participant in the form of Common Stock on the exercise of the Stock Options. The Participant need not actually transfer Common Stock equal to the exercise price to the Company but may simply attest to ownership of such Common Stock. By making such an election to defer receipt of the Common Stock representing the option gain, the Eligible Executive is agreeing to delay receipt of the stock certificates for the Deferred Stock, to forfeit any dividends that may become payable on the Deferred Stock after the Exercise Date and prior to the date the Deferred Stock is delivered to the Participant and to stand in the position of an unsecured general creditor with respect to any right to receipt of the Deferred Stock under this Plan.

2.3  Participant Election Form.    In order to make an election, an Eligible Executive must submit a Participant Election Form to the Administrator at least six (6) months prior to the Vesting Date applicable to Restricted Stock or Deferred Shares being deferred or the Exchange Date applicable to Stock Options being deferred. The requirements regarding the form and timing of such election shall be interpreted and applied by the Administrator in its complete and sole discretion. The Administrator may change the timing of such election, limit the number or type of shares available to be deferred by any Participant or group of Participants, or cancel an election for any reason.

2.4  Election Irrevocable Except on Change in Control.    The election to defer Stock Options or Restricted Stock or Deferred Shares under this Plan shall be irrevocable except in the event of the Participant’s Termination of Employment or a Change in Control prior to the Vesting Date for Restricted Stock or Deferred Shares or prior to the Exchange Date for Stock Options. An election to defer shall be automatically canceled in the event of Termination of Employment prior to the Vesting Date for Restricted Stock or Deferred Shares or prior to the Exchange Date for Stock Options but shall not be cancelled with respect to Stock Options in the event of Termination of Employment after the Vesting Date but prior to the Exchange Date. A Participant may revoke an election prior to the Vesting Date for Restricted Stock or Deferred Shares or prior to the Exchange Date for Stock Options if such election is made within ninety (90) days following the Change in Control. Notwithstanding the foregoing, the Company may still postpone the delivery of Restricted Stock or Deferred Shares or the exercise and/or delivery of Stock Options for such reasonable period as may be required to comply with all applicable securities laws, rules and regulations. If the Participant elects to discontinue deferrals under the Plan, the Participant shall forfeit the right to make deferrals for the balance of the Plan Year in which such election occurs and for the entire next following Plan Year.

ARTICLE 3

Rights Associated With Deferred Stock

3.1  Participant Account.     Solely for recordkeeping purposes, an Account shall be maintained for each Participant and shall be credited with the Participant’s Deferred Stock on the date determined in accordance with Article 2.

3.2  No Dividend or Voting Rights.    A Participant shall have no right to dividends and no voting rights, and, except as expressly provided in the Plan, shall have no other rights against the Company by reason of the crediting of the Deferred Stock.

3.3  Deferred Stock Not Transferable.    Except as provided in Article 5 upon the Participant’s death, Deferred Stock (including any and all benefits provided under this Plan) shall not be subject to sale, alienation, assignment, transfer, pledge or hypothecation by the Participant or any Beneficiary and any attempt to sell, alienate, assign, transfer, pledge or hypothecate Deferred Stock shall be null and void. Deferred Stock shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

3.4  Share Adjustments.    Nothing contained in this Plan nor any action taken hereunder shall be construed as limiting the rights of the Company to credit additional Deferred Stock or issue additional Common Stock even though such issuances may dilute the value of outstanding Deferred Stock. If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, upon authorization of the Board of Directors of the Company, a proportionate adjustment shall be made in the number or kind of Deferred Stock which may be purchased or issued in the aggregate and to individual Participants under the Plan; provided, however, that (except with respect to a stock split or reverse stock split) no such adjustment need be made if upon the advice of counsel, the Administrator determines that such adjustment may result in the receipt of federally taxable income to Participants hereunder or to the holders of Common Stock or other classes of the Company’s securities. In all cases, the nature and extent of adjustments under this Section shall be determined by the Administrator in its sole discretion, and any such determination as to what adjustments shall be made, and the extent thereof, shall be final and binding. No fractional shares of stock shall be issued under the Plan pursuant to any such adjustment. All adjustments and actions described in this Section shall be subject to compliance with the requirements of all applicable securities laws, rules, and regulations.

3.5  Statement of Accounts.    The Administrator shall provide each Participant with statements at least quarterly setting forth the amount of Deferred Stock in the Participant’s Account at the end of each quarter.

ARTICLE 4

Retirement Benefits

4.1  Retirement Benefits.    In the event of the Participant’s Retirement or Disability, the Participant shall be entitled to receive a distribution of shares of Common Stock of the Company equal to the amount of Deferred Stock credited to the Participant’s Account as of the Valuation Date. The distribution shall be in a single lump sum unless the Participant makes a timely election prior to Retirement to divide the Deferred Stock into equal annual installments distributed over a specified period of not more than fifteen (15) years. Payments shall begin on the Settlement Date following Termination of Employment. An election to change the form of payout may be made at any time prior to Termination of Employment by submitting to the Administrator the form provided for such purpose, but elections shall not be effective unless made no less than thirteen (13) calendar months prior to Termination of Employment. Notwithstanding the foregoing, the Participant may elect to have the new election take effect less than thirteen (13) months prior to Termination of Employment, subject to a Withdrawal Penalty of ten percent (10%) of the value of the pre-election Account balance forfeited to the Company.

If an Eligible Employee who is a retiree makes a deferral pursuant to Article 2, the Deferred Stock shall be credited to the Participant’s Account and distributed in the same manner as the remainder of the Participant’s Account in accordance with the Participant’s benefit election pursuant to this Section 4.1. If such a Participant does not have a benefit election in effect at the time the Participant elects to make a deferral, the Participant shall complete a Distribution Election Form at the time of deferral, provided that the distribution of the Account to such Participant shall not commence until the date at least two (2) years after the Exchange Date. An Eligible Employee who is a retiree and makes a deferral pursuant to Article 2 shall not be permitted to elect a Scheduled Withdrawal with respect to such deferral, but shall be permitted to make an Unscheduled Withdrawal or Financial Hardship Distribution with respect to such deferral.

4.2  Termination Benefit.    Upon Termination of Employment other than by reason of Retirement, Disability or death, the Participant shall be entitled to receive a distribution of shares of Common Stock of the Company equal to the amount of Deferred Stock credited to the Participant’s Account as of the Valuation Date. The distribution shall be in a single lump sum on the Settlement Date following Termination of Employment. However, the Company may, in its sole discretion, elect to divide the Deferred Stock into equal annual installments distributed over a period of three (3) years beginning on the Settlement Date following Termination of Employment.

ARTICLE 5

Death Benefits

5.1  Survivor Benefit Before Benefits Commence.    If the Participant dies prior to commencement of benefits under Article 4, the Participant’s Beneficiary shall be entitled to receive a distribution of shares of Common Stock of the Company equal to the amount of Deferred Stock credited to the Participant’s Account as of the Valuation Date. The death benefit shall be paid in the same form elected by the Participant for Retirement benefits under Article 4.1 (without regard to the thirteen (13) month waiting period) beginning on the Settlement Date following the date the Participant’s death is established by reasonable documentation. However, the Administrator may, in its complete and sole discretion, change the form of distribution of the death benefit prior to the Settlement Date upon which benefits are scheduled to commence.

5.2  Survivor Benefit After Benefits Commence.    If the Participant dies after benefits have commenced under Article 4, the Company shall pay to the Participant’s Beneficiary the remaining Deferred Stock payable to the Participant under the Plan over the same period such amounts would have been paid to the Participant. However, the Administrator may, in its complete and sole discretion, change the form of distribution of the death benefit prior to the Settlement Date on which the benefits are scheduled to commence.

ARTICLE 6

Scheduled Withdrawal

6.1  Election.    The Participant may make an election on the Participant Election Form at the time of making a deferral to take a Scheduled Withdrawal of Deferred Stock from the Account established by the Participant for such purpose. The Participant may elect to receive the Scheduled Withdrawal in any Plan Year on or after the third Plan Year following the enrollment period in which such Scheduled Withdrawal is elected and may elect to have the Scheduled Withdrawal distributed in a single lump sum or to divide the Deferred Stock into equal annual installments distributed over a period of up to five (5) years. The Participant may elect to make additional deferrals into such Scheduled Withdrawal Account in subsequent Participant Election Forms but may not elect another Scheduled Withdrawal date for such Account until all of the Deferred Stock in the original Scheduled Withdrawal Account has been distributed. The Participant may establish up to two (2) separate Scheduled Withdrawal Accounts with different Scheduled Withdrawal dates but shall not establish a third such Account until all of the Deferred Stock in one of the first two Scheduled Withdrawal Accounts has been paid out. The Scheduled Withdrawal date and form of payout elected for a Scheduled Withdrawal Account shall be irrevocable, except that a Participant may petition to the Administrator once no less than thirteen (13) months prior to the date originally elected for the Scheduled Withdrawal to defer (but not accelerate) the Scheduled Withdrawal date and/or to change the form of payout of the Scheduled Withdrawal to an alternative payout period then available for Scheduled Withdrawals under the Plan.

6.2  Timing of Scheduled Withdrawal.    The Scheduled Withdrawal payment shall be paid by the Company to the Participant no later than the last day of January of the Plan Year elected by the Participant in the Participant Election Form unless preceded by Termination of Employment. In the event of Termination of Employment prior to complete payment of the Scheduled Withdrawal, the Scheduled Withdrawal (or the remaining balance thereof) shall be paid in the form provided in Article 4 of the Plan. In the event such Termination of Employment is as a result of the Participant’s death prior to complete payment of the Scheduled Withdrawal, the Scheduled Withdrawal shall be paid as provided in Section 5.1 of the Plan.

ARTICLE 7

Unscheduled Withdrawal

7.1  Election.    A Participant (or, after the Participant’s death, a Beneficiary) may take an Unscheduled Withdrawal from an Account at any time. The Unscheduled Withdrawal shall be paid no later than the last day of the month following the month in which the Unscheduled Withdrawal is requested. After an Unscheduled Withdrawal, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of the Unscheduled Withdrawal. Only one Unscheduled Withdrawal shall be permitted in each Plan Year.

7.2  Withdrawal Penalty.    There shall be a Withdrawal Penalty deducted from the Account prior to an Unscheduled Withdrawal from such Account equal to ten percent (10%) of the Unscheduled Withdrawal.

7.3  Minimum Withdrawal.    The minimum Unscheduled Withdrawal shall be twenty-five percent (25%) of the balance of the specified Account rounded to the nearest whole share.

ARTICLE 8

Financial Hardship Distribution

8.1  Financial Hardship Distribution.    Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, the Administrator may in its sole discretion, accelerate distributions of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. In the event of a distribution from the Plan based on Financial Hardship, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of such distribution.

ARTICLE 9

Amendment and Termination of Plan

9.1  Amendment or Termination of Plan.    The Company may, at any time, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce the number or value of a Participant’s Deferred Stock. If the Company terminates the Plan, the date of such termination shall be treated as a Termination of Employment of each Participant for the purpose of calculating Plan benefits, and the Company shall pay to each Participant the benefits such Participant would be entitled to receive under Article 4 of the Plan, except that such termination benefits shall be paid in a single lump sum payable on the last day of the month following the month in which termination of the Plan occurs unless the Administrator, in its complete and sole discretion determines to pay such amounts over a longer period not to exceed the period over which such amounts would otherwise have been paid had the Plan not been terminated.

ARTICLE 10

Beneficiaries

10.1  Beneficiary Designation.    The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The designation by a married Participant of a primary Beneficiary other than the Participant’s spouse shall require consent of such spouse. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

10.2  Revision of Designation.    The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any marriage (other than a common law marriage) or finalized divorce of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as the sole primary Beneficiary.

10.3  Successor Beneficiary.    If the primary Beneficiary dies prior to complete distribution of the benefits provided in Article 5, the remaining Account balance shall be paid to the contingent Beneficiary elected by the Participant in the form of a lump sum payable no later than the last day of the month following the month in which the last remaining primary Beneficiary’s death is established.

10.4  Absence of Valid Designation.    If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s spouse, if the Participant was married on the date of death, or, if the Participant was not married on death, to the Participant’s estate.

ARTICLE 11

Administration/Claims Procedures

11.1  Administration.    The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

11.2  Claims Procedure.    Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.

11.3  Review Procedures.    Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation the claimants right to pursue a legal action in the event the claim is denied.

ARTICLE 12

Conditions Related to Benefits

12.1  Nonassignability.    The rights and benefits provided under the Plan shall not be subject to sale, alienation, assignment, transfer, pledge or hypothecation by the Participant or any Beneficiary and any attempt to sell, alienate, assign, transfer, pledge or hypothecate an Account balance or Plan benefits shall be null and void. The Deferred Stock and Plan benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

12.2  No Right to Company Assets.    The Deferred Stock paid under the Plan shall be paid from treasury shares of the Company, shares acquired at the time of distribution by the Company for such purposes or shares held in a trust maintained by the Company, and the Participant and any Beneficiary shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets or shares of the Company for payment of any obligations hereunder. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

12.3  Securities Law Compliance.    Notwithstanding anything contained herein, the Company shall not be obligated to honor any election or make any distribution under this Plan or to sell, issue or effect any transfer of any Common Stock unless such distribution, sale, issuance or transfer is at such time effectively (i) registered or exempt from registration under the Securities Act of 1933, as amended (the “Act”) and (ii) qualified or exempt from qualification under the applicable state securities laws. As a condition to make any election or receive any distribution under this Plan, the Participant or other payee shall make such representations as may be deemed appropriate by counsel to the Company for the Company to use any available exemption from registration under the Act or qualification under any applicable state securities law.

12.4  Withholding.    The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the deferral and distribution of shares under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

12.5  Assumptions and Methodology.    To the extent required, the Administrator shall establish the assumptions and method of calculation used in determining the value of Common Stock, benefits, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments. Unless otherwise specified by the Administrator, installment payments shall be calculated by equally dividing the amount of Deferred Stock in the Participant’s Account by the number of installment payments elected and rounding down to the nearest whole share until the final installment which shall include the full balance remaining in the Participant’s Account.

ARTICLE 13

Miscellaneous

13.1  Successors of the Company.    The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

13.2  Employment/Service Not Guaranteed.    Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or for services or as giving any Participant any right to continued employment with or performance of services for the Company, nor as a limitation on the right of the Company to terminate the employment or services of any Participant at any time.

13.3  Gender, Singular and Plural.    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

13.4  Captions.    The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.5  Validity.    In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

13.6  Waiver of Breach.    The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

13.7  Notice.    Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

13.8  Errors in Benefit Statement or Distributions.    In the event an error is made in a benefit statement, such error shall be corrected as soon as practical following the date such error is discovered. In the event of an error in a distribution, the Participant’s Account shall, as soon as practical after the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the

Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other compensation or benefit arrangements, to the extent allowed by law) to recoup the amount of such overpayment(s).

13.9  ERISA Plan.    The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

13.10  Applicable Law.    The Plan shall be governed by ERISA and, in the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Georgia (without regard to conflict of law provisions).

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of this 31st day of March, 2003.

EQUIFAX INC.

By	/S/ KAREN H. GASTON

Its	Chief Administrative Officer

(1) Election Of Directors – (01) Larry L. Prince, (02) Louis W. Sullivan, M.D. and (03) Jacquelyn M. Ward

☐ FOR all nominees except those whose name(s) follow: ______________________________

☐ FOR ☐ AGAINST ☐ WITHHOLD

☐ FOR ☐ AGAINST ☐ WITHHOLD

☐ IN THE FUTURE I WISH TO ACCESS FUTURE ANNUAL REPORTS AND PROXY STATEMENTS VIA THE INTERNET

☐ DISCONTINUE MAILING TO ME THE ANNUAL REPORT TO SHAREHOLDERS

____

____

(Signature of Shareholder[s])

IMPORTANT: Please date this proxy and sign exactly as your name appears on this proxy card. If stock is held jointly, both holders must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity, should give their full title(s).

↓ ***FOLD AND DETACH HERE*** ↓

Vote 24 hours a day, 7 days a week!		
Vote by Telephone Call **Toll-Free** using a Touch-Tone phone **1-800-542-1160** Have your proxy card available. You will be prompted to enter your **control number** (provided below) and then you can follow the simple prompts that will be presented to you to record your vote.	**Vote by Internet** Access the **Website** and Cast your vote **http://www.votefast.com** Have your proxy card available. You will be prompted to enter your **control number** (provided below) and then you can follow the simple prompts that will be presented to you to record your vote.	**Vote by Mail** Please mark, sign and date the above proxy card and return it in the **postage paid** envelope provided or mail it to: SunTrust Bank, P.O. Box 4625, Atlanta, GA 30302
If you are voting by telephone or the Internet, please do not mail your proxy card.		
Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on May 13, 2003, to be counted in the final tabulation.		

YOUR CONTROL NUMBER IS:

To Change Your Vote

If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 p.m. eastern daylight time, May 13, 2003, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.